Consent of Micon International Limited

We consent to the use by Western Goldfields, Inc. in connection with its Post-Effective Amendment No.2 to the Registration Statement on Form SB-2 and related prospectus, and any amendments thereto, for the registration of its Common Shares (the “Registration Statement”), of our Feasibility Study on the Mesquite Mine Expansion, Imperial County, California, Report on the Mesquite Mine, dated August 15, 2006, and any amendments thereto, and all information derived from our Feasibility Study on the Mesquite Mine Expansion Report. We, Micon International Limited, agree to be named as an “Expert” in the Registration Statement with respect to such report, and further consent to filing of this consent letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission.

We hereby certify that we have read the Registration Statement and we have no reason to believe that there are any misrepresentations in the information contained in the Registration Statement derived from our report or that such disclosure contains any misrepresentation of the information contained in our report. Micon International Limited concurs with the information pertaining to its Feasibility Study as disclosed in the Form SB-2 Registration Statement of  the “Company”.

MICON INTERNATIONAL LIMITED

By: /s/Richard Gowans____________	Date: August 22, 2006
Richard Gowans, P.Eng., Vice President